Exhibit 99.1

ASURE SOFTWARE, INC. ANNOUNCES

PUBLIC OFFERING OF COMMON STOCK

AUSTIN, Texas — December 5, 2016 — Asure Software, Inc. (NASDAQ: ASUR), a leading global provider of Human Capital Management and workplace management software, today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. Roth Capital Partners is acting as the sole book-running manager for the offering. The offering is subject to market conditions.

The shares of common stock are being offered by Asure pursuant to a shelf registration statement on Form S-3 previously filed with and subsequently declared effective by the Securities and Exchange Commission. The offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement.  An electronic preliminary prospectus supplement and the accompanying prospectus relating to the offering has also been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via email at rothecm@roth.com.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Asure being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Asure Software, Inc.

Headquartered in Austin, Texas, with regional headquarters in London, England, Asure offers intuitive and innovative technologies that enable companies of all sizes and complexities to operate more efficiently. The company offers a high-performing work environment by integrating its “keep it simple” solutions and expertise to more than 7,000 clients worldwide. Asure Software’s suite of solutions range from HCM workforce management solutions, time and attendance to workspace asset optimization and meeting room management solutions.

Forward-Looking Statements

The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties, including those described in the preliminary prospectus supplement and the accompanying prospectus and in Asure’s other filings and reports with the Securities and

Exchange Commission. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” “estimates” and “anticipates” and similar expressions are intended to identify forward-looking statements. Except as required by law, Asure is not obligated to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:

Matt Glover and Najim Mostamand

Liolios Group, Inc.

949-574-3860

ASUR@liolios.com